Exhibit 99.1

CTI BIOPHARMA ANNOUNCES $15.7 MILLION REGISTERED DIRECT OFFERING

SEATTLE, Wash., September 24, 2015–CTI BioPharma Corp. (NASDAQ and MTA: CTIC) today announced that it has entered into an agreement with institutional investors to purchase 10 million shares of the Company’s common stock in a registered direct offering conducted without an underwriter or placement agent for gross proceeds to the Company of approximately $15.7 million at a purchase price per share of $1.57 (the “Offering”), equal to the consolidated closing bid price on The NASDAQ Global MarketSM on September 23, 2015. The net proceeds from the Offering, after deducting estimated offering expenses, will be approximately $15.1 million.

CTI BioPharma plans to use the net proceeds from the Offering to support the continued clinical development of its lead product candidate, pacritinib, as a potential new treatment for patients with myelofibrosis, and additional research into new indications outside of myelofibrosis, and for general corporate purposes. The Offering is expected to close on or about September 29, 2015.

The shares of common stock are being offered by CTI BioPharma pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which the SEC declared effective on December 8, 2014. A prospectus supplement related to the Offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Alternatively, CTI BioPharma will arrange to send you the prospectus supplement and the accompanying prospectus upon request to CTI BioPharma Investor Relations by calling (206) 272-4345 or writing invest@ctibiopharma.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock, nor shall there be any sale of common stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. The shares of common stock will not be offered, sold or distributed, directly or indirectly, in Italy in an offer to the public of financial products under the meaning of Article 1, paragraph 1, letter t) of Legislative Decree No. 58 of February 24, 1998, as amended (the “Financial Services Act”), unless an express exemption from compliance with the restrictions on offers to the public, including, without limitation, as provided under Article 100 of the Financial Services Act and Article 34-ter of CONSOB Regulation No. 11971 of May 14, 1999, as amended, applies.

About CTI BioPharma Corp.

CTI BioPharma Corp. (NASDAQ and MTA: CTIC) is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a commercial presence in Europe and a late-stage development pipeline, including pacritinib, CTI BioPharma’s lead product candidate, which is currently being studied in a Phase 3 program for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington, with offices in London and Milan under the name CTI Life Sciences Limited. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Source: CTI BioPharma Corp.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI BioPharma’s securities. Such statements include, but are not limited to, statements regarding CTI BioPharma’s expectations with respect to the completion and timing of its proposed Offering, the expected net proceeds from the Offering and the use of such proceeds, the development of CTI BioPharma and its product and product candidate portfolio, including, in particular, expectations with respect to the potential therapeutic utility of pacritinib (such as the ability to meet a current unmet medical need in the treatment of patients with myelofibrosis and the potential for pacritinib in new indications outside of myelofibrosis ), CTI BioPharma’s ability to achieve its articulated business and financial plan, goals, objectives and projections, and CTI BioPharma’s projected revenues and non-GAAP operating loss and the expectations and assumption on which they are based. The statements are based on assumptions about many important factors and information currently available to us to the extent we have thus far had an opportunity to fully and carefully evaluate such information in light of all surrounding facts, circumstances, recommendations and analyses. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with market conditions and the satisfaction of customary closing conditions related to the proposed Offering, the biopharmaceutical industry in general and with CTI BioPharma and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI BioPharma cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI BioPharma cannot predict or guarantee the outcome of preclinical and clinical studies, that clinical trial results observed to date may differ from future results or that different conclusions or considerations may qualify such results once existing data has been more fully evaluated, clinical trial results, that CTI BioPharma may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities, that CTI BioPharma may experience delays in the commencement of preclinical and clinical studies, risks related to the costs of developing PIXUVRI, pacritinib, tosedostat and CTI BioPharma’s other product candidates, and other risks, including, without limitation, competitive factors, technological developments, that CTI BioPharma may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI BioPharma may not achieve previously announced goals, contractual milestones and objectives as or when projected, that CTI BioPharma’s average net operating burn rate may increase, that CTI BioPharma will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI BioPharma’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI BioPharma does not intend to update any of the statements in this press release upon further developments.

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Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctibiopharma.com

Ed Bell

+1 206-282-4345

ebell@ctibiopharma.co

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